Exhibit 99.1

- ANNOUCEMENT -

Southern China Livestock, Inc. to Host Second Quarter 2011 Earnings Conference
Call on Monday, May 23rd, 2011 at 10:00 a.m. ET

YINGTAN City, China, May 20 – Southern China Livestock, Inc. (“SCLI”, or the “Company”) (OTC Bulletin Board: SCLI), a breeder of commercial hogs in China, today announced that it will hold its second quarter 2011 financial results conference call at 10:00 am ET on Monday, May 23, 2011.

Mr. Wayne He, CFO and Mr. Shu Kaneko, director of investor relations, will host the conference call. To attend the call, please use the information below for either dial-in access or webcast access. When prompted on dial-in, ask for the "Southern China Livestock Call" and/or be prepared to provide the conference ID.

Conference Call

Date:	Monday, May 23, 2011
Time:	10:00 a.m. Eastern Time, US
Conference Line Dial-In (U.S.):	+1-877-941-2069
International Dial-In:	+1-480-629-9713
Conference ID:	4441369 "Southern China Livestock"

Please dial in at least 10 minutes before the call to ensure timely participation. A playback will be available through May 30, 2011. To listen, please call 1-877-870-5176 within the United States or 1-858-384-5517 if calling internationally. Utilize the pass code 4441369 for the replay.

About Southern China Livestock, Inc.

Southern China Livestock, Inc. “SCLI” is incorporated in Delaware, and became a reporting company in March 29, 2010 after it completed its reverse acquisition transaction.  All the Company's operations are conducted in China, and through its subsidiaries, SCLI is engaged in the business of breeding and raising commercial hogs in China.  The Company currently owns 24 hog farms, located in Jangxi province, with a total of approximately 11,500 breeding sows and hogs and a capacity of approximately 220,000 hogs.  The Company sells live hogs in the Guangdong province, adjacent to Jangxi, which is considered one of China’s wealthiest regions.

Forward-Looking Statements

This press release contains certain "forward-looking statements" that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to, the Company's ability to obtain the necessary financing to continue and expand operations, to market its products in new markets and to offer products at competitive pricing, to attract and retain management, and to integrate and maintain technical information and management information systems, political and economic factors in the PRC, compliance requirement of laws and regulations of the PRC, the effects of currency policies and fluctuations, general economic conditions and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities, including the disclosure under “Risk Factors” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in the Company’s Form 10-K/A for the year ended September 30, 2010 and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in the Company’s Form 10-Q for the quarter ended March 31, 2011. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Investor Relations
HC International, Inc.
John Mattio , SVP
Tel: US +1-212-730-7130
Email: john.mattio@hcinternational.net
Web: www.hcinternational.net